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                                                                      EXHIBIT 5

                              [EXIDE LETTERHEAD]

                                                                August 13, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

  I am Executive Vice President, Legal Affairs, of Exide Corporation, a Delaware corporation (the "Company"). I have acted in such capacity in connection with the proposed registration by the Company of 50,000 shares of its Common Stock, par value $.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (such registration statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Shares are being issued to CEAG Industrie-Aktien and Anlagen AG ("CEAG") pursuant to that certain Purchase and Transfer Agreement, executed on April 15, 1997, between the Company, certain of its subsidiaries and CEAG. In preparing this letter, I have examined such corporate proceedings, documents, records and matters of law as I have deemed necessary to enable me to render this opinion.

  Subject to the assumptions, qualifications and other limitations which are identified in this letter, I advise you that when the Shares have been duly executed and delivered on behalf of the Company and countersigned by the Company's registrar, the Shares will be validly issued, fully paid and nonassessable.

  I have assumed that each document I have reviewed for purposes of this letter is accurate and complete, that each such document that purports to be an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. I have assumed (other than with respect to the Company) that all documents and instruments I have reviewed have been duly authorized, executed and delivered by the respective parties thereto, the respective parties thereto had the corporate power and authority to execute, deliver and perform such documents and instruments, the execution, delivery and performance of such documents and instruments by each party thereto did not and will not violate the charter or bylaws of such party or any contract to which such party is bound and comply with all laws, governmental rules and regulations applicable to each such party, and that such documents and instruments constitute the valid and binding obligation of such party, enforceable against such party in accordance with their respective terms.

  I am qualified to practice law in the State of Michigan and my advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware or the federal law of the United States, and represents my opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. Without limiting the generality of the preceding sentence, I express no opinion with respect to compliance with any state securities (or "Blue Sky") laws or regulations. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

  This letter speaks as of the time of its delivery on the date it bears. I do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which I did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of my opinions, or for any other reason. This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

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Exide Corporation
August 13, 1997
Page 2

  I hereby consent to the filing of this letter with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

  This letter is furnished to you in connection with the registration of the Shares pursuant to the Registration Statement. Without my written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any document or communication which might encourage reliance upon this letter by any person for any purpose excluded by the restrictions in this paragraph; and (iii) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

                                          Very truly yours,

                                          /s/ Bernard F. Stewart
                                          ---------------------------
                                              Bernard F. Stewart